Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS COMPLETES $5.0 MILLION
PUBLIC OFFERING OF COMMON STOCK
Seattle, WA — March 14, 2006 — Targeted Genetics Corporation (NASDAQ: TGEN) today announced that it has completed a public offering of approximately 12.8 million shares of its common stock at a price of $0.39 per share to institutional investors, for gross proceeds of approximately $5 million. The shares were offered under the Company’s shelf registration statement.
The Company began 2006 with $14.2 million in cash and cash equivalents. On January 24, 2006, the Company restructured operations to reduce expenses and extend the current cash horizon, reducing its estimated cash burn to a range of $13 to $16 million.
“This financing, combined with the $9 million in funding expected from our current partners and contracts, positions us for growth and success in 2006 and beyond,” said H. Stewart Parker, President and CEO of Targeted Genetics. “We have intensified our focus on the clinical advance of our inflammatory arthritis program and this financing will enable us to achieve a number of important clinical and business development milestones in 2006.”
Targeted Genetics’ Focus in 2006:
▪	To pursue aggressive development of our inflammatory arthritis program: We continue to be excited about early human data generated in the advancement of tgAAC94 as a therapy to treat inflammatory arthritis, and intend to focus our resources on further clinical advancement of this program.

▪	To deliver on current partnered opportunities: Our product development collaborations focused on HIV/AIDS, congestive heart failure, and Huntington’s disease continue to progress, and will generate important clinical and preclinical data in 2006. These collaborations serve to further validate the broad applicability of AAV in multiple disease settings, and provide important revenue to the company. They also allow us to monetize our earlier investment in AAV scale up, manufacturing, and product development.

▪	To pursue additional product opportunities: We intend to seek additional product opportunities in therapeutic areas of interest that are complementary to our lead product opportunity in inflammatory arthritis in the context of mergers and acquisitions, as well as product in-licensing. The Company is also pursuing opportunities to further leverage its investment in AAV manufacturing and scale up, through additional product collaborations, or through strategic relationships with contract manufacturers.
The Company plans to use the net proceeds of approximately $4.8 million for working capital and other general corporate purposes. The Company directly placed the shares with institutional investors.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. The Company uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. The Company’s product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit the Company’s website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding Targeted Genetics’ expected use of these proceeds, Targeted Genetics business strategy, Targeted Genetics’ product development and clinical trials, Targeted Genetics liquidity, revenues from partners and contracts, and ability to meet its ongoing financial obligations and other statements about Targeted Genetics’ plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect Targeted Genetics actual results include, but are not limited to, the risk that Targeted Genetics revenues or expense do not meet its current expectations, that its clinical trials and product development do not proceed as expected, the possibility that Targeted Genetics decides to use the proceeds from the offering for purposes other than those described above, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in Targeted Genetics‘ quarterly report on Form 10-Q for the quarter ended September 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Targeted Genetics undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change its expectations.
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